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                                                                    EXHIBIT 99.1



                           [FIFTH THIRD BANCORP LOGO]


 CONTACT:   FIFTH THIRD                                   FOR IMMEDIATE RELEASE
            NEAL E. ARNOLD (ANALYSTS)                     JUNE 16, 1999
            (513) 579-4356
            ROBERTA R. JENNINGS (MEDIA)
            (513) 579-4153

            CNB BANCSHARES
            JOHN R. SPRUILL (ANALYSTS)
            (812) 456-3043
            JOAN F. DAVID (MEDIA)
            (812) 456-3564


FIFTH THIRD AND CNB BANCSHARES ANNOUNCE MERGER TO CREATE 3RD LARGEST INDIANA
BANK




- EXPANDS FIFTH THIRD'S INDIANA PRESENCE - WILL RANK 3RD IN STATE
- IMMEDIATELY ACCRETIVE TO EPS BEFORE COST SAVINGS, REVENUE ENHANCEMENT OPPORTUNITIES
- PROVIDES SUBSTANTIAL REVENUE EXPANSION POTENTIAL
- MAINTAINS HISTORICALLY SUPERIOR FIFTH THIRD OPERATING RATIOS, BALANCE
  SHEET STRENGTH
- LOW RISK INTEGRATION, REPRESENTS ONLY 11% OF FIFTH THIRD'S PRO FORMA MARKET CAPITALIZATION

         FIFTH THIRD BANCORP (NASDAQ: FITB) and CNB BANCSHARES, INC. (NYSE: BNK) announced today the signing of a definitive agreement in which Fifth Third will acquire CNB and its subsidiary, CIVITAS BANK, headquartered in Evansville, Indiana. CNB has $7.2 billion in assets and is the largest independent bank holding company based in Indiana. Civitas Bank has 145 banking offices and operates 200 ATMs predominantly in Indiana with a presence in Michigan, Kentucky and Illinois as well.

         As a result of the acquisition, Fifth Third Bank will become the third largest bank in Indiana with combined total assets of $6.8 billion, deposits of $4.4 billion and a 6.4% statewide market share.

         The transaction is a tax-free, stock-for-stock fixed exchange of 0.8825 shares of Fifth Third common stock for each outstanding share of CNB and will be accounted for as a pooling-of-interests.

         The transaction is expected to be accretive to Fifth Third's 2000 earnings, and the company expects to take an estimated one-time, merger-related, after-tax charge of $55 million in 1999. As with any earnings estimate, there are factors that could cause the actual results to differ materially from such estimates, such as changes in economic conditions and other factors that would be indicated on a Form 8-K filed with the Securities and Exchange Commission. In connection with the transaction CNB has granted Fifth Third an option (exercisable under certain circumstances on 6.9 million CNB shares.)

                                  - M O R E -

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         Theacquisition is expected to be completed, pending regulatory approval and approval of CNB shareholders, during the fourth quarter of 1999 with systems conversion completed in the first quarter of 2000.

         CNB delivered a record 24% increase in first quarter 1999 diluted net income per share of $.68 over first quarter 1998. Its net income was $24.6 million; return on assets was 1.39%; return on equity was 19.32% and its revenue growth was 15% over the same period. CNB Bancshares has a 54% efficiency ratio and its systems are Y2K ready.

         Fifth Third posted its 25th consecutive year of record increased earnings in 1998. Its first quarter 1999 net income was $150.4 million, a 21% increase over first quarter 1998. Diluted earnings per share were $.55, a 20% increase over last year's $.46. Return on assets was 2.08%; return on equity was 19.3% and net interest margin was 4.23%. Fifth Third's average loans and leases, excluding residential mortgages, grew $1.5 billion, or 12% from first quarter, 1998, and Fifth Third leads the banking industry with the lowest efficiency ratio, 42%.

         Fifth Third President & CEO George A. Schaefer, Jr. states, "In 1998, Fifth Third substantially expanded its Ohio presence through acquisitions in Dayton and Columbus. These acquisitions have now been fully integrated, and our financial results have exceeded even our expectations." Schaefer continues, "Civitas has a demonstrated track record as a high-performing, growth-oriented bank. Their franchise both complements our geographic territory and gives us a presence in several new markets."

         Schaefer adds, "Fifth Third entered Indiana in 1987; given the increased merger activity in Indiana with out-of-region banks, we are very excited about the opportunities in the Indiana banking market. Our size and financial strength allows us to offer banking and investment products and services at highly competitive rates with easy access through our extensive Banking Center, Bank Mart and electronic delivery systems. We intend to improve Civitas' already strong revenue momentum by overlaying our Fifth Third retail delivery franchise and complimentary business lines to improve returns quickly."

         "Fifth Third and Civitas have very similar cultures that espouse the value of aggressive sales, hard work and teamwork," adds CNB President and CEO Jim Giancola. "Fifth Third Bank has an excellent track record of delivering shareholder value, integrating acquisitions successfully and is renowned for its operating discipline."

         Giancola continues, "Civitas wants to be a part of this success story, and our partnership is an excellent fit for many reasons. Fifth Third's size and overall market presence will enhance the types of products and level of convenience we can now offer our customers. Together, we look forward to our continued expansion in Indiana with Fifth Third's aggressive operating and growth philosophy.

                                   - M O R E -


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Our customers and employees alike will be better served by the combination of these two superb financial institutions."

         Giancola will lead Fifth Third Bank, Indiana, and Civitas' banking locations will expand Fifth Third's market presence throughout Indiana and Kentucky.

         Salomon Smith Barney acted as financial advisor to Fifth Third Bancorp. Donaldson, Lufkin & Jenrette acted as financial advisor to CNB Bancshares.

         For the past 25 years, Fifth Third Bank has consistently increased its earnings at an average rate of 18.7% and risen to #8 among all public companies for their combined earnings and dividend growth consistency. During this time, Fifth Third has outperformed the S&P 500 Index by 13-fold and posted nine stock splits, while maintaining a high capital ratio and strong credit quality.

         Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company, which is Y2K ready, has $29.7 billion in assets, operates 12 affiliate banks with 484 full-service Banking Centers, including 108 Bank Mart(R) locations open seven days a week inside select grocery stores and 1,216 Jeanie(R) ATMs in Ohio, Kentucky, Indiana, Florida, Arizona and Michigan. Fifth Third's financial strength continues to be recognized by rating agencies with deposit ratings of AA- and Aa2 and commercial paper ratings of A1+ and P1 from Standard & Poor's and Moody's, respectively. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors, and Midwest Payment Systems, the Bank's data processing subsidiary. Investor information and press releases can be viewed at WWW.53.COM; press releases are also available by fax at no charge by calling 800-758-5804, identification number 281775. The company's common stock is traded in the over-the-counter market through the NASDAQ National Market System under the symbol "FITB."


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